Decoy Therapeutics Announces 1-for-12 Reverse Stock Split

CAMBRIDGE, March 5, 2026 – Decoy Therapeutics Inc. (NASDAQ: DCOY), a preclinical-stage biopharmaceutical company that is engineering the next generation of peptide conjugate therapeutics, today announced that it will effect a 1-for-12 reverse stock split at 5:00 p.m. Eastern Time, on March 6, 2026. Beginning with the opening of trading on March 9, 2026, Decoy’s common stock will trade on the Nasdaq Capital Market on a split-adjusted basis under a new CUSIP number 79400X602.

The reverse stock split is intended to enable Decoy to regain compliance with the $1.00 minimum closing bid price requirement for continued listing on the Nasdaq Capital Market.

At a special meeting of stockholders held on February 24, 2026, Decoy’s stockholders approved the proposal to authorize Decoy’s Board of Directors to file an amendment to Decoy’s amended and restated certificate of incorporation (“Certificate of Incorporation”) to effect the reverse split at a ratio to be determined by the Board, ranging from 1-for-4 to 1-for-15. The specific 1-for-12 ratio was subsequently approved by Decoy’s Board of Directors and the reverse stock split will be effected by filing a Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware.

The reverse split will affect all issued and outstanding shares of Decoy’s common stock. At the effective time of the reverse stock split the number of shares of common stock issued and outstanding will be reduced from approximately 6.38 million shares to approximately 532,000 shares. All outstanding options and warrants entitling their holders to purchase shares of Decoy’s common stock will be adjusted as a result of the reverse split, as required by the terms of each security. The number of shares reserved for future issuance pursuant to Decoy’s 2015 Equity Incentive Plan and Employee Stock Purchase Plan will also be appropriately adjusted. The reverse stock split will affect all stockholders uniformly and will not affect any stockholder's ownership percentage of Decoy’s shares (except to the extent that the reverse stock split would result in some of the stockholders receiving cash in lieu of fractional shares). Stockholders will receive cash in lieu of fractional shares based on the closing price per share of Decoy’s common stock as quoted on the Nasdaq Capital Market on March 6, 2026. The reverse stock split will not reduce the number of authorized shares of common stock or preferred stock or change the par values of Decoy’s common stock (which will remain at $0.0001 per share) or preferred stock (which will remain at $0.0001 per share).

Equiniti Trust Company, LLC, (“Equiniti”) is acting as the exchange agent and transfer agent for the reverse stock split. Equiniti will provide instructions to stockholders with physical certificates regarding the process for exchanging their pre-split stock certificates for post-split shares in book-entry form and receiving payment for any fractional shares.

Additional information about the reverse stock split can be found in the Company’s Definitive Proxy Statement filed with the Securities and Exchange Commission (“SEC”) on January 9, 2026. The Proxy Statement is available at www.sec.gov or on Decoy’s website at decoytx.com.

About Decoy Therapeutics Inc.

Decoy Therapeutics is a preclinical-stage biotechnology company that is leveraging ML and AI tools alongside high-speed synthesis techniques to rapidly design, engineer and manufacture peptide conjugate drug candidates that target serious unmet medical needs. The company's initial pipeline is focused on respiratory viruses and GI cancers. Decoy has attracted financing from institutional investors as well as significant non-dilutive capital from the Massachusetts Life Sciences Seed Fund, the Google AI startup program and the NVIDIA Inception program among other sources. The company has also received QuickFire Challenge award funding provided by the Biomedical Advanced Research and Development Authority (BARDA) through BLUE KNIGHT™, a collaboration between Johnson & Johnson Innovation – JLABS and BARDA within the Administration for Strategic Preparedness and Response.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 regarding Decoy, including expected achievement of milestones for its lead asset and future prospects of Decoy. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of the management of Decoy, as well as assumptions made by, and information currently available to, management. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as "may," "will," "can," "should," "would," "expect," "anticipate," "plan," "likely," "believe," "estimate," "project," "intend," and other similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: the risk that the Company will not obtain sufficient financing to execute on their business plans and risks related to Decoy's products and development plans, including unanticipated issues with any IND application process and the potential of the IMP3ACT™ platform. Readers are urged to carefully review and consider the various disclosures made by the Company in its reports filed with the SEC, including its Current Report on Form 8-K filed on August 22, 2025, its Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as revised or supplemented by its Quarterly Reports on Form 10-Q and other documents filed with the SEC. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, Decoy's actual results may vary materially from those expected or projected.

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Contacts:

Decoy Therapeutics

Rick Pierce, CEO

Pierce@decoytx.com

617-447-8299

Peter Marschel, CBO

Peter@Decoytx.com

617-943-6305

Investors and Media

JTC Team, LLC

Jenene Thomas

DCOY@jtcir.com

(908) 824-0775

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